EXHIBIT 99.1

CONTACT:
Libby Ivy, Director, Investor Relations & Corporate Communications, (602)808-3854

MEDICIS ANNOUNCES OFFERING OF $350 MILLION OF
CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2032

SCOTTSDALE, Arizona—May 28, 2002—Medicis (NYSE:MRX) today announced that it intends to raise approximately $350 million through an offering of 30-year contingent convertible senior notes (the “Notes”) in a private placement pursuant to Rule 144A under the Securities Act of 1933 (the “Act”). The Company also intends to grant the initial purchasers an option to purchase up to an additional $50 million of Notes. Medicis expects to use the net proceeds from the offering: (1) to fund the purchase of $125 million of Class A common stock sold short by purchasers of the Notes concurrently with their purchases of Notes (2) for future acquisitions and (3) for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

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